[GRAPHIC OMITTED]

Electronic                                        1077 Business Center Circle
Sensor                                            Newbury Park, California 91320
Technology                                        Tel. (805) 480-1994
                                                  FAX (805) 480-1984


February 21, 2005


Jim Frey
1305 Ballantre Court
McClean, VA 22101

Dear Jim:


          I want to thank you personally for taking your valuable time to meet Mark Tompkins, Mike Clofine, Humbert Powell and myself in New York City. We are all very excited about your potential involvement in the future growth of Electronic Sensor Technology, Inc. As we have discussed, there are many opportunities for the application of zNose (TM) technology in the defense, homeland security and commercial markets. We would very much like to have your commitment to become the Chairman of our Board of Directors and assist us to the growth of our company.

          This letter is intended to formalize the terms of your participation as the Chairman of the Board of Directors of Electronic Sensor Technology, Inc., a Nevada Corporation (the "Company"). The term of your role as a member of the Board of Directors for the Company will be two (2) years.

          As compensation for your good faith efforts to promote the business interests of the Company, the Company will grant you 50,000 unregistered shares of the Company's Common Stock upon the execution of this letter, and 50,000 unregistered shares shall vest at six months and twelve months of the date of the execution of this letter (for a total of 150,000 shares); provided that you are still participating as a Company Board Member as of each such anniversary ("Granted Interests"). In addition, the Company will grant you 250,000 Options to purchase Company Common Stock at fair market value (FMV) that will vest on a semi-annual basis over a two year period from the date of this letter. In addition, you shall receive $2,500 per Board Meeting including a business class ticket for any meeting requiring more than two hours of travel. You shall also be entitled to reimbursement of expenses incurred in performing your responsibilities hereunder to the extent pre-approved by the Company. EST shall provide you with liability insurance as director of the board.

          Your responsibilities as Board Chairman shall include but are not limited to:

               - Attend a minimum of four (4) quarterly meetings per calendar year. The Company shall give appropriate advance notice of the scheduling of the quarterly meetings.

               - Promote interests of the Company through raising its profile, making introductions to generate new business opportunities, introduce potential full time executives and employees and strengthening the Board of Directors and investor base of the Company.

               - As requested by the Board of Directors, serve on designated subcommittees of the Board of Directors including the compensation committee, oversight committee, etc.

          In performing your services on the Board of Directors, you will be an independent contractor and not an employee of the Company. You will not be entitled to any additional compensation or participate in any benefit plans of the Company in connection with your services hereunder. You may not bind the Company or act as a principal or agent thereof.

          You represent and agree that you are accepting the Granted Interests for your own account and not with a view to or for sale in connection with any distribution thereof. You understand that such Granted Interests will be subjected to the restrictions in the Company's Articles of Incorporation and Bylaws and will not be freely transferable and you represent that you neither have a preexisting personal or business relationship with the Company or its Board of Directors or controlling persons or, by reason of your business or financial experience, have the capacity to protect your own interest in connection with receiving such Granted Interests as compensation. You further represent that you were not solicited by publication of any advertisement in connection with the receipt of such Granted Interests and that you have consulted tax counsel as needed regarding such Granted Interests.

          Notwithstanding anything to the contrary, your participation on the Company's Board of Directors may be terminated at any time for any or no reason by you or the Company upon written notice to the other party. Upon such termination, the right to compensation hereunder will terminate subject to the Company's obligation to pay you any Board fees earned with respect to prior meetings attended, the Company's obligation to reimbursement of approved expenses already incurred, and your right to retain the Granted Interests to the extent granted prior to the date of such termination.

          While serving as a director, you will acquire and have access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, models, passwords, financial information and records, agreements and/or contracts between the Company and its clients, client contacts, technical materials and designs, sales promotions and campaigns, budgets, practices, concepts, strategies, methods of operation, business projections of the Company. The foregoing shall be collectively referred to as "confidential information". You are aware that the confidential information is not readily available to the public and accordingly, you hereby agree that you will not, at any time (whether during the term of, or after termination of this Agreement), disclose to anyone (other than your counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. You agree that the foregoing restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) is learned from a third party who is not under an obligation of confidence to the Company or a client of the Company.

          Execution of the signature block (which may be in counterparts) below shall indicate agreement to the terms outlined above. This letter is to be construed and enforced in accordance with the internal laws of the State of Nevada and contains the entire agreement of the parties with respect to the subject mater hereof. This letter may not be assigned by either party.

The Company:                                         Board of Directors Member:

By:  /s/ Edward J. Staples                             /s/ Jim Frey
                                                     ---------------------------
                                                              [Signature]

Name:    Edward J. Staples
Title:   President
                                                                Jim Frey
                                                     ---------------------------
                                                              [Print Name]


                                       3